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                                                                      EXHIBIT 99


MAYOR'S JEWELERS, INC. AND HENRY BIRKS & SONS ANNOUNCE EQUITY INVESTMENT SUNRISE, Fla.--(BUSINESS WIRE)--Aug. 20, 2002--Mayor's Jewelers, Inc. (AMEX:MYR
- NEWS) and Henry Birks & Sons, Inc. ("Birks") announced today the closing of their previously announced $15 million equity investment transaction. At the closing Mayor's received $10 million in cash and a promissory note from Birks due on September 30, 2002 for the other $5 million. As consideration for the $15 million investment, Birks received shares of Preferred Convertible Stock that upon conversion into common stock gives Birks a 72% interest in Mayor's. The investment also provides Birks with the right to appoint the majority of Directors and provides warrants to acquire additional shares which, upon exercise, would increase Birks' interest to 82% of the Sunrise, FL based luxury jeweler.

In connection with the closing of the transaction, Gregg Bedol, Maggie Gilliam, Avigdor Kaplan, Peter Offermann and Marc Weinstein resigned from the Board of Directors of Mayor's and Joe Cicio, Chief Executive Officer of Mayor's, stepped down as CEO.

Thomas A. Andruskevich, President and Chief Executive Officer of Birks, was appointed Chairman of the Board of Directors of Mayor's. In addition to Mr. Andruskevich, Dr. Lorenzo Rossi di Montelera, Filippo Recami and Elizabeth Eveillard were elected to the Board of Directors of Mayor's. John Ball, Vice President, Chief Financial & Administrative Officer of Birks was named acting Chief Financial Officer of Mayor's. Marc Weinstein, Senior Vice President and Chief Operating Officer of Mayor's will continue to be in charge of the day to day operations. The Board of Directors intends to make key management appointments in the near future.

"We have been excited about this transaction for a while and we are thrilled to have closed the deal. The investment from Birks brings much needed capital which will allow Mayor's to re-merchandise its core locations in time for the holiday selling season," said Mr. Andruskevich, Chairman of the Board of Mayor's. "The closing of this transaction is the `keystone' to the Company's operational and financial restructuring and represents the culmination of an effort begun over six months ago. The restructuring benefits Mayor's shareholders, staff, suppliers and, of course, its clients. We appreciate their support during this difficult period," said former Chairman, Peter Offermann.

Also in connection with the closing of the transaction with Birks, Mayor's closed on a new senior credit facility which adds GMAC to the lending group.

Henry Birks & Sons is a premier Canadian retailer of fine jewelry, clocks and watches, and gift items. The company has 38 stores across Canada as well as corporate sales offices.

Mayor's is a leading luxury jeweler in Florida and Georgia. The Company was founded in 1910 and for the past 92 years has maintained the intimacy of a family owned boutique while growing to become internationally renowned for its fine jewelry, timepieces and giftware.

This release, written reports and oral statements made from time to time by the Company contain forward-looking statements which can be identified by their use of words like "plans," "expects," "believes," "will," "anticipates," "intends," "projects," "estimates," "could," "would," "may," "planned," "goal," and other words of similar meaning. All statements that address expectations, possibilities or projections about the future, including without limitation statements about the Company's strategy for growth, expansion plans, sources or adequacy of capital, expenditures and financial results are forward-looking statements. One must carefully consider such statements and understand that many factors could cause actual results to differ from the forward-looking statements, such as inaccurate assumptions and other risks and uncertainties, some known and some unknown. No forward-looking statement is guaranteed and actual results may vary materially. Such statements are made as of the date provided, and the Company assumes no obligation to update or revise any forward-looking statements to reflect future developments or circumstances.

For further information regarding these and other risks and uncertainties, reference is made to the Company's filings with the Securities and Exchange Commission, including without limitation, Form's 10-K and 10-Q.

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CONTACT:

     Mayor's Jewelers, Inc., Sunrise
     Marc Weinstein, 954/846-2701
     Investor Relations e-mail: mweinstein@mayors.com
     Commercial website:  http://www.mayors.com